Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES LOSS FOR THE FIRST QUARTER OF 2011

Riverhead, New York, April 12, 2011 — Suffolk Bancorp (NASDAQ - SUBK) today released the results of its operations during the first quarter of 2011. The loss-per-share was $1.33, in comparison to earnings of $0.16 during the comparable period of 2010. The net loss was $12,899,000, compared to net income of $1,532,000 during the first quarter of last year. A detailed financial summary follows the text. For the banking subsidiary, tier-1 leverage capital stands at 8.02 percent, tier-1 risk-based capital at 11.02 percent and total risk-based capital stands at 12.31 percent. Notwithstanding the quarterly loss, Suffolk remains “well-capitalized” as defined in 12 CFR 6.4, and continues to meet the individual minimum capital ratios as determined previously in agreement with regulators.

The key reason for the change in performance is a provision for loan losses of $29,700,000, an increase of 236.1 percent from a provision of $8,837,000 during the first quarter of 2010. This is a result of:

absence of recovery and increased weakness in the local economy reflected in an increasing number of stalled real-estate construction projects; decreasing strength of customers’ financial statements showing prolonged decline in customer liquidity, increasing numbers of multi-year losses, and increasing numbers of borrowers showing declining debt service coverage; a substantial increase quarter-to-quarter in the balance of non-performing loans; and a significant increase in past-due loans; and

internal refinement and standardization of the credit risk rating and classification system which resulted in a more stringent provision for unrealized and inherent loan losses.

In response to these challenges, we have taken and are taking steps to improve our business, including, among others, by:

hiring a new loan administrator and additional underwriting staff; contracting with a loan workout specialist and for an independent evaluation of loan concentrations; and undertaking expanded training of our lenders in all of these disciplines and directing them to work with our customers to resolve problems quickly and effectively;

re-appraising commercial real estate which secures loans in excess of $1 million that had not otherwise been reappraised during the last twelve months, and ordering appraisals for smaller properties as necessary;

making numerous changes to our credit policy to identify concentrations of risk, analyze the global cash flows of our customers, reappraise and otherwise evaluate collateral, and improve our credit-risk rating procedures and underwriting processes and standards;

exploring asset sales when they will eliminate unnecessary risk in the portfolio; and

hiring a new Chief Lending Officer, subject to regulatory approval.

J. Gordon Huszagh, President and Chief Executive Officer stated, “I am disappointed by these results. In the foregoing, we have explained what happened, and what we plan to do to restore Suffolk to profitability as soon as possible. This is and will be our highest priority for the foreseeable future.”

Mr. Huszagh continued, “As the economy has continued to drag in some of the sectors in which Suffolk has concentrations, our borrowers’ resources have continued to dwindle. Loans for real estate construction and commercial real estate have declined in quality as certain construction projects have stalled for lack of demand, certain established properties have not been fully rented, and certain owner-occupied properties have suffered from sustained declines in the owner’s underlying business. Further, in recent months, our portfolio of loans for residential real estate has shown greater delinquencies than in the past as their owners have depleted their

PRESS RELEASE April 12, 2011 Page 2 of 5

reserves. New construction is nearly at a halt in our service area, and the prices of existing inventory continue to drop in most areas, and this has reduced the value of collateral generally, resulting in higher ratios of loan to value. Influencing these trends during the quarter as well was a particularly harsh winter in our service area. While there are encouraging signs in some sectors of the national economy, these have not yet improved our customers’ financial condition in any meaningful way. Further, as we have recognized the deterioration in our portfolio, we have also refined and tightened our procedures for computing the allowance for loan losses to account for the increased risk in our loan portfolio. While many of the loans for which we have added provisions are current and performing, during this quarter, we have determined that they have developed certain structural weaknesses which we must recognize in our allowance.”

Mr. Huszagh then commented, “As previously disclosed, the staff continues to work diligently to address all articles of the agreement between the Suffolk County National Bank (“SCNB”) and the Office of the Comptroller of the Currency (“OCC”), signed on October 25, 2010 (the “Agreement”). SCNB believes that it has submitted the information required by the Agreement on a timely basis, and is currently in the process of evaluating responses from the OCC, and revising policies and procedures accordingly. Upon the completion of this process, we anticipate that the OCC will wish to observe the revised policies and procedures in operation for a period of time before taking further action with respect to the Agreement.”

He then addressed the matter of the dividend, “In response to numerous inquiries, Suffolk announced that it is the intention of the Board of Directors to pay a nominal dividend of a penny per share to owners of Suffolk’s common stock, to the extent that it is consistent with regulatory requirements, and maintains the safety and soundness of SCNB. Under the terms of the Agreement, SCNB has agreed to obtain a determination of no objection from the OCC prior to the declaration and payment of any dividends to the parent. Further, Suffolk Bancorp must also determine that the Federal Reserve Bank of New York, which regulates Suffolk Bancorp directly as a bank holding company, has no objection to payment of that dividend in turn to Suffolk Bancorp’s shareholders. Suffolk Bancorp announced that it is seeking those authorizations, although there can be no assurance that they will be granted or with regard to the timing or amount of any dividend.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through SCNB, a full-service commercial bank headquartered in Riverhead, New York. Organized in 1890, SCNB has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by us to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the failure to obtain the required regulatory approvals to pay a dividend to Suffolk shareholders; the cost of compliance with the Agreement; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, legislation, regulation, or accounting standards may require Suffolk to change its practices in ways that materially change the results of operations.

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STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	1st Qtr 2011	1st Qtr 2010	Change
EARNINGS
Earnings-Per-Share - Basic	$(1.33)	$0.16	(931.3%)
Cash Dividends-Per-Share	—	0.22	—
Net Income	(12,899)	1,532	(942.0%)
Net Interest Income	18,407	19,246	(4.4%)

AVERAGE BALANCES
Average Assets	$1,647,044	$1,725,399	(4.5%)
Average Net Loans	1,113,812	1,149,479	(3.1%)
Average Investment Securities	407,162	460,873	(11.7%)
Average Interest-Earning Assets	1,555,324	1,612,741	(3.6%)
Average Deposits	1,420,729	1,378,057	3.1%
Average Borrowings	43,263	167,497	(74.2%)
Average Interest -Bearing Liabilities	970,365	1,079,064	(10.1%)
Average Equity	145,472	137,738	5.6%

RATIOS
Return on Average Equity	(35.47%)	4.45%	(897.1%)
Return on Average Assets	(3.13%)	0.36%	(969.4%)
Average Equity/Average Assets	8.83%	7.98%	10.7%
Net Interest Margin (FTE)	4.99%	5.02%	(0.6%)
Efficiency Ratio	65.35%	54.62%	19.6%
Tier 1 Leverage Ratio Mar. 31	8.16%	7.99%	2.1%
Tier 1 Risk-based Capital Ratio Mar. 31	11.26%	10.72%	5.0%
Total Risk-based Capital Ratio Mar. 31	12.54%	11.97%	4.8%

ASSET QUALITY
during period:
Net Charge-offs	$4,094	$88	4,552.3%
Net Charge-offs/Average Net Loans (annualized)	1.47%	0.03%	4,800.0%
at end of period:
Total Non-performing Loans	53,026	31,731	67.1%
Foreclosed Real Estate (“OREO”)	3,077	—	100.0%
Total Non-performing Assets	56,103	31,731	76.8%
Allowance/Non-performing Loans	88.43%	66.60%	32.8%
Allowance/Loans, Net of Discount	4.25%	1.80%	136.0%
Net Loans/Deposits	74.67%	83.49%	(10.6%)

EQUITY
Shares Outstanding	9,712,070	9,643,694	0.7%
Common Equity	$134,095	$138,866	(3.4%)
Book Value Per Common Share	13.81	14.40	(4.1%)
Tangible Common Equity	133,281	138,052	(3.5%)
Tangible Book Value Per Common Share	13.72	14.32	(4.2%)

LOAN DISTRIBUTION
at end of period:
Commercial, Financial & Agricultural Loans	$258,433	$279,374	(7.5%)
Commercial Real Estate Mortgages	437,890	389,904	12.3%
Real Estate-Construction Loans	78,513	126,678	(38.0%)
Residential Mortgages (1st and 2nd Liens)	183,971	214,611	(14.3%)
Home Equity Loans	83,167	83,919	(0.9%)
Consumer Loans	61,644	78,588	(21.6%)
Other Loans	487	937	(48.0%)

Total Loans (Net of Unearned Discounts)	$1,104,105	$1,174,011	(6.0%)

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CONSOLIDATED STATEMENTS OF CONDITION

(unaudited, in thousands of dollars except for share data)

	March 31,
	2011	2010	Change
ASSETS
Cash & Due From Banks	$82,117	$39,758	106.5%
Federal Reserve Bank Stock	652	652	0.0%
Federal Home Loan Bank Stock	3,531	9,227	(61.7%)
Investment Securities:
Available for Sale, at Fair Value	391,072	443,530	(11.8%)
Obligations of States & Political Subdivisions, Held to Maturity	9,713	10,009	(3.0%)
Corporate Bonds & Other Securities	80	100	(20.0%)

Total Investment Securities	400,865	453,639	(11.6%)

Total Loans	1,104,105	1,174,011	(6.0%)
Allowance for Loan Losses	46,893	21,132	121.9%

Net Loans	1,057,212	1,152,879	(8.3%)

Premises & Equipment, Net	25,219	22,889	10.2%
Other Real Estate Owned, Net	3,077	—	100.0%
Accrued Interest Receivable, Net	7,946	7,968	(0.3%)
Goodwill	814	814	0.0%
Other Assets	40,194	24,193	66.1%

TOTAL ASSETS	$1,621,627	$1,712,019	(5.3%)

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$482,995	$458,930	5.2%
Saving, N.O.W. & Money Market Deposits	629,369	587,425	7.1%
Time Certificates of $100,000 or More	208,739	228,285	(8.6%)
Other Time Deposits	94,810	106,232	(10.8%)

Total Deposits	1,415,913	1,380,872	2.5%

Federal Home Loan Bank Borrowings	40,000	170,400	(76.5%)
Dividend Payable on Common Stock	—	2,122	(100.0%)
Accrued Interest Payable	561	681	(17.6%)
Other Liabilities	31,058	19,078	62.8%

TOTAL LIABILITIES	1,487,532	1,573,153	(5.4%)

STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,712,070 and 9,643,694 shares outstanding at March 31, 2011 and 2010, respectively)	34,293	34,115	0.5%
Surplus	23,789	22,212	7.1%
Treasury Stock at Par (4,005,270 and 4,002,158 shares, respectively)	(10,013)	(10,005)	0.1%
Retained Earnings	87,245	92,430	(5.6%)

	135,314	138,752	(2.5%)

Accumulated Other Comprehensive Income (Loss), Net of Tax	(1,219)	114	(1,169.3%)

TOTAL STOCKHOLDERS’ EQUITY	134,095	138,866	(3.4%)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,621,627	$1,712,019	(5.3%)

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CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	For the 3 Months Ended
	March 31, 2011	March 31, 2010	Change
INTEREST INCOME
Federal Funds Sold & Interest from Bank Deposits	$16	$2	700.0%
United States Treasury Securities	70	71	(1.4%)
Obligations of States & Political Subdivisions	1,911	1,879	1.7%
Mortgage-Backed Securities	1,636	2,090	(21.7%)
U.S. Government Agency Obligations	154	202	(23.8%)
Corporate Bonds & Other Securities	84	100	(16.0%)
Loans	16,448	17,573	(6.4%)

Total Interest Income	20,319	21,917	(7.3%)

INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	634	860	(26.3%)
Time Certificates of $100,000 or more	582	801	(27.3%)
Other Time Deposits	357	476	(25.0%)
Federal Funds Purchased & Repurchase Agreements	—	1	(100.0%)
Borrowings	339	533	(36.4%)

Total Interest Expense	1,912	2,671	(28.4%)
Net Interest Income	18,407	19,246	(4.4%)
Provision for Loan Losses	29,700	8,837	236.1%

Net Interest Income After Provision	(11,293)	10,409	(208.5%)

OTHER INCOME
Service Charges on Deposit Accounts	1,005	1,266	(20.6%)
Other Service Charges, Commissions & Fees	667	664	0.5%
Fiduciary Fees	225	307	(26.7%)
Gain on Sale of Other Real Estate Owned (“OREO”)	448	—	100.0%
Other Operating Income	324	271	19.6%

Total Other Income	2,669	2,508	6.4%

OTHER EXPENSE
Salaries & Employee Benefits	7,545	7,032	7.3%
Net Occupancy Expense	1,534	1,428	7.4%
Equipment Expense	482	533	(9.6%)
FDIC Assessments	1,131	603	87.6%
OREO Expense	140	—	100.0%
Other Operating Expense	2,941	2,287	28.6%

Total Other Expense	13,773	11,883	15.9%
Income Before Provision for Income Taxes	(22,397)	1,034	(2,266.1%)
Provision for Income Taxes	(9,498)	(498)	1,807.2%

NET INCOME	$(12,899)	$1,532	(942.0%)

Average: Common Shares Outstanding	9,705,888	9,634,156	0.7%
Dilutive Stock Options	—	6,665	(100.0%)

Average Total	9,705,888	9,640,821	0.7%

EARNINGS PER COMMON SHARE Basic	$(1.33)	$0.16	(931.3%)
Diluted	$(1.33)	$0.16	(931.3%)